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EXHIBIT 99.1 -- Letter to Shareholders

PEOPLES EDUCATIONAL HOLDINGS, INC.
2004 ANNUAL REPORT TO SHAREHOLDERS

Dear Shareholders:

It is a pleasure to present the 2004 Annual Report to Shareholders of Peoples Educational Holdings, Inc. ("PEH" or the "Company"). The Peoples Publishing Group, Inc. ("PPG"), a wholly owned subsidiary of PEH, constitutes all the operations of the Company, and the comments regarding the Company's financial information are related to PPG's operations.

We continued our year-over-year revenue growth. Revenue in 2004 was 16.8% higher than the prior year; that was on top of our 2003 revenue growth of 47.8%. Our 2004 revenue growth was led by a particularly strong performance in our standards-based Test Preparation and Assessment line, which grew 26.5% over the prior year. This business group, which publishes highly customized, state-specific instruction and assessment products to help schools respond to state and federal requirements from the No Child Left Behind Act, now operates in 11 states. We entered one new state in 2004, and continue to roll out new grade and subject categories into existing states. In addition, we began selling our first electronic product. This is an Internet assessment engine called Measuring Up e-Path(TM), which was launched into Texas. Measuring Up e-Path(TM), developed in conjunction with the Cisco Learning Institute (which is one of the largest e-learning enterprises in the world), gives schools and districts the ability to develop customized, formative, classroom-level assessments, which enable informed instruction relative to the state standards. The system delivers a detailed Personal Prescriptive Path(TM) for the individual student, guiding instruction into our own rapidly expanding instructional product lines, as well as other educational products in use within the district. In other words, we help the educators understand a child's strengths and weaknesses relative to the state standards, and then prescribe materials to enable progress. The assessment data can be aggregated, using No Child Left Behind-compliant reporting, at the class, school, and district level, and can be used to drive not only student learning, but teacher professional development as well.

In addition to our rapidly expanding line of student products, we are currently launching a Professional Development group that will create and market a mix of proprietary and distributed product into the teacher training market. The Highly Qualified Teacher(TM), or HQT(TM), initiatives that are in various stages of development within individual states are also mandated by No Child Left Behind. We believe that these training initiatives will be an increasingly large factor in school market spending over the next few years.

Our College Preparation product line, comprised primarily of distributed product, also experienced good top line growth of 9.2% for 2004 compared to 2003. We are pleased with this growth, which took place in a generally soft market for high school texts. Our performance in this market was driven by a strong product line as well as our continuing efforts to improve our sales force and selling strategies.


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We have invested strongly in this line over the past year, both in sales personnel and systems, as well as in the key editorial talent needed to drive a new College Preparation proprietary publishing program that we've launched. We believe that through proprietary product and a more diversified portfolio of distributed clients, we can raise the growth rate and add significantly to the value of this group. Our first proprietary products in this category were released in July 2004 and we added four new College Preparation distribution clients during 2004 as well.

Our final product line is Instruction, and historically it has been comprised of supplemental print product in the multicultural and "at risk" student categories, which were produced during the early years of the company's existence. These legacy products, which are sold through a separate direct response catalog, are being mined for their remaining profit contribution, but are no longer being invested in through product development or revisions. They represented only 2.5% of our sales in 2004. We have launched a group of new, mainstream, standards-based supplemental products with a focus on current hot topics in language arts and mathematics. These are the same areas that we touch on with our Test Preparation and Assessment products, but teachers have asked us for more in-depth instruction and practice in areas of particular difficulty. In the fall of 2003, we put in place a highly experienced editorial team based in Austin, Texas, and the first products in this category were released in the fourth quarter of 2004. These products are standards-based and state-specific, and they will be sold by the same sales force that sells our Test Preparation and Assessment lines. We are encouraged by the early feedback from the market on the initial products, and we are excited by the potential for this new product line.

In summary, we have four main growth engines in different stages of development. They are:
         1. State-specific Test Preparation and Assessment--a proven business model that we are continuing to roll out nationally;
         2. Professional Development for teachers--a new yet promising initiative;
         3. College Preparation--an established distribution business that we are enhancing with new proprietary product and additional distribution clients;
         4. Supplemental Instruction--a new initiative that we believe will leverage the sales force and customer base of our rapidly expanding state-specific publishing enterprise.

Our core competencies are the creation of compelling, high-quality product that improves student performance, and the development of strong, exceptionally well-trained selling organizations. These important skills have enabled our historical success, and we believe that they will continue to be the key drivers of our future success.

Sincerely,

Brian T. Beckwith             James J. Peoples         Diane M. Miller
President and CEO             Chairman                 Executive Vice President